STOCK RESTRICTIONS

         In connection with Cyber's recent financing, the Existing Cyber Controlling shareholders agreed to pledge their shares of Cyber Class A Stock for the benefit of the investors. In connection therewith they entered into a guarantee and stock pledge agreement and their shares were given to the investor to perfect such security interest. The investor will hold such shares until the Notes are repaid or converted. Although the notes have a three year term it is anticipated that they will be converted prior to their maturity.

         The Existing Controlling TSI Equity Owners will not be required to pledge their shares of Cyber Class A Stock to secure payment of the investors' Notes. However, the Existing Controlling TSI Equity Owners do agree that they will not dispose of their shares of Cyber Class A Stock until such lien on the shares of the Existing Cyber Controlling Shareholders has been released.